                     CLIFTON SAVINGS BANCORP, INC. ANNOUNCES
                     ---------------------------------------
                               1ST QUARTER RESULTS
                               -------------------

         Clifton, New Jersey - August 1, 2007 -- Clifton Savings Bancorp, Inc. (Nasdaq Global Market: CSBK) (the "Company"), the holding company of Clifton Savings Bank, S.L.A. (the "Bank"), today announced the results of its operations for the three months ended June 30, 2007. Net income was $562,000 for the three months ended June 30, 2007, a decrease of $209,000, or 27.1%, as compared to $771,000 for the three months ended June 30, 2006. Net income decreased for the period primarily as a result of a decrease in the Company's net interest margin and spread. Both basic and diluted earnings per common share were $0.02 for the three months ended June 30, 2007 and March 31, 2007, and $0.03 for the three months ended June 30, 2006. Cash dividends paid per common share were $0.05 during the three months ended June 30 2007 and 2006, and March 31, 2007.

         Net interest income decreased $716,000, or 16.7%, for the three months ended June 30, 2007, to $3.563 million as compared to $4.279 million for three months ended June 30, 2006, reflecting a 23 basis point decrease in the net interest margin coupled with a decrease of $32.6 million in average net interest-earning assets. Average interest-earning assets decreased $51.5 million, or 6.4%, which consisted of decreases of $24.7 million in mortgage-backed securities and $46.2 million in investment securities, partially offset by increases of $5.9 million in loans, and $13.5 million in other interest-earning assets. Loans and other interest-earning assets increased primarily due to the redeployment of repayments of mortgage-backed securities and investment securities into higher yielding assets. Average interest-bearing liabilities decreased $18.9 million, or 3.0%, which consisted of a decrease of $6.4 million in interest-bearing deposits coupled with a decrease of $12.5 million in borrowings. Net interest margin decreased to 1.88% for the quarter ended June 30, 2007, from 2.11% for the quarter ended June 30, 2006. The net interest rate spread decreased 28 basis points to 1.12%, as the 40 basis point increase to 4.94% in the average yield earned on interest-earning assets was not sufficient to offset the 68 basis point increase to 3.82% in the average rate paid on interest-bearing liabilities. These increases in yields and costs reflect an increase in the short term interest rate environment that the Company continued to experience during the quarter ended June 30, 2007.

         The provision for loan losses recorded during the three months ended June 30, 2007 decreased to $0 from $50,000 for the same period in 2006. The provision in the prior period was the result of a large increase in the loan portfolio during that period. The gross loan portfolio decreased $2.7 million, or 0.6 %, from $419.1 million at March 31, 2007 to $416.4 million at June 30, 2007. The previous year's quarter had an increase in the gross loan portfolio of $17.5 million, or 4.3%. Non-performing loans decreased from $258,000 at March 31, 2007 to $203,000 at June 30, 2007. At June 30, 2007, non-performing loans consisted of three one- to four-family residential real estate loans, while at March 31, 2007, non-performing loans consisted of two loans, a one- to four-family residential real estate loan and a commercial property. At June 30, and March 30, 2007, there were 2,257 and 2,284 real estate loans outstanding, respectively. The percentage of non-performing loans to total loans has been consistently low, remaining at or under 0.06% to total gross loans at both period ends.

         Non-interest income increased $209,000 or 326.6%, to $273,000 for the three months ended June 30, 2007 as compared to $64,000 for the three months ended June 30, 2006, due to the addition of $223,000 in income from bank owned life insurance. This product was purchased in February 2007.

         Non-interest expense increased $34,000 or 1.1%, to $3.095 million for the three months ended June 30, 2007 as compared to $3.061 million for the three months ended June 30, 2006. Non-interest expense increased over the period primarily as a result of a $51,000, or 2.9%, increase in salaries and employee benefits, a $17,000, or 4.7%, increase in miscellaneous expenses, partially offset by a decrease of $33,000, or 11.1%, in directors' compensation. All these changes are considered individually insignificant between periods.

         Income taxes decreased $282,000 or 61.3%, to $178,000 for the three months ended June 30, 2007 as compared to $460,000 for the three months ended June 30, 2006 as a result lower pre-tax income, coupled with an increase in tax-exempt income from bank owned life insurance, which lowered the overall effective income tax rate for the period in 2007 to 24.0%, compared with 37.4% for 2006.

         The Company's total assets decreased $4.0 million, or 0.5%, to $801.0 million at June 30, 2007, from $805.0 million as of March 31, 2007. Net loans decreased $2.6 million, or 0.06%, to $416.0 million at June 30, 2007 from $418.6 million at March 31, 2007, primarily due to origination volume only partially offsetting repayment levels. Securities, including both available for sale and held to maturity issues, decreased $2.5 million, or 0.8%, to $303.4 million at June 30, 2007, from $305.9 million at March 31, 2007. Cash and cash equivalents remained the same at $41.1 million at June 30, 2007 and March 31, 2007.

         Total liabilities decreased $300,000, or 0.05%, to $620.1 million at June 30, 2007 from $620.4 million at March 31, 2007. Deposits increased $3.9 million, or 0.7%, from $567.5 million as of March 31, 2007 to $571.4 million at June 30, 2007, offset by a decrease of $3.9 million, or 8.6% in borrowed funds, which had a balance of $41.4 million at June 30, 2007 as compared to $45.3 million at March 31, 2007. During the quarter ended June 30, 2007, $3.9 million of long-term borrowings were repaid in accordance with their original terms.

         Total stockholders' equity decreased $3.7 million, or 2.0%, to $180.9 million at June 30, 2007 from $184.6 million at March 31, 2007. The decrease resulted primarily from the repurchase of approximately 329,000 shares of Company common stock for $3.9 million and cash dividends paid of $548,000, and a net increase in unrealized losses of $440,000 on the available for sale securities portfolios, partially offset by net income of $562,000, ESOP shares committed to be released of $216,000, and $458,000 for stock options and awards earned under the 2005 Equity Incentive Plan and related tax benefits. At June 30, 2007, there were approximately 28,465,000 shares of common stock outstanding.

         John A. Celentano, Jr., Chairman and Chief Executive Officer, stated, "The quality of our loan portfolio remains pristine. Some lenders chased subprime loans over the last few years to inflate their earnings artificially. They are now paying the price. We never did and we have no subprime loans.

         "The slight decrease, 0.6%, in our loan portfolio is a direct result of the decline in real estate sales, nationally and locally. This mirrors buyers' reluctance to pay higher prices inflated by low interest rates. We anticipate that buyers will return to the market and our loan activity will resume when prices become more realistic."

         The Company is the holding company of the Bank, a New Jersey chartered savings and loan association headquartered in Clifton, New Jersey. The Bank operates a total of 10 full-service banking offices in northeast New Jersey. The Company's majority stockholder is Clifton MHC, a federally chartered mutual holding company.

         This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.


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

SELECTED  CONSOLIDATED FINANCIAL AND OTHER DATA

                                                               AT JUNE 30,         AT MARCH 31,
                                                          -------------------------------------------------------------
                                                                  2007                 2007              % Change
                                                          ---------------------  ------------------  ------------------
                                                                    (Dollars in thousands)
FINANCIAL CONDITION DATA:
Total assets                                                        $801,006            $805,042              -0.50%
Loans receivable, net                                                415,975             418,616              -0.63%
Cash and cash equivalents                                             41,149              41,105               0.11%
Securities                                                           303,412             305,860              -0.80%
Deposits                                                             571,446             567,459               0.70%
FHLB advances                                                         41,442              45,346              -8.61%
Total equity                                                         180,934             184,598              -1.98%


                                                                        THREE MONTHS
                                                                       ENDED JUNE 30,
                                                          -------------------------------------------------------------
                                                                  2007                 2006              % Change
                                                          ---------------------  ------------------  ------------------
                                                                    (Dollars in thousands)
OPERATING DATA:
Interest income                                                   $9,359              $9,195               1.78%
Interest expense                                                   5,796               4,917              17.88%
                                                              ----------         -----------
Net interest income                                                3,563               4,278             -16.71%
Provision for loan losses                                              0                  50            -100.00%
                                                              ----------         -----------
Net interest income after
   provision for loan losses                                       3,563               4,228             -15.73%
Noninterest income                                                   272                  64             325.00%
Noninterest expense                                                3,095               3,061               1.11%
                                                               ----------        -----------
Earnings before income taxes                                         740               1,231             -39.89%
Total income taxes                                                   178                 460             -61.30%
                                                              ----------         -----------
Net earnings                                                        $562                $771             -27.11%
                                                              ==========         ===========
Basic and diluted earnings per share                               $0.02               $0.03             -33.33%
                                                              ==========         ===========


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
                                                                     AT OR FOR THE THREE
                                                                    MONTHS ENDED JUNE 30,
                                                            --------------------------------------
                                                                  2007               2006
                                                                  ----               ----
Performance Ratios (1):
Return on average assets                                             0.28%               0.37%
Return on average equity                                             1.23%               1.58%
Interest rate spread (2)                                             1.12%               1.40%
Net interest margin (3)                                              1.88%               2.11%
Noninterest expense to average assets                                1.55%               1.47%
Efficiency ratio (4)                                                80.70%              70.50%
Average interest-earning assets to
   average interest-bearing liabilities                              1.25x               1.29x
Average equity to average assets                                    22.81%              23.55%
Basic and diluted earnings per share                                $0.02               $0.03
Cash dividends paid per common share                                $0.05               $0.05
Dividend payout ratio                                               97.51%              80.16%

Capital Ratios:
Tangible capital                                                    18.24%              17.27%
Core capital                                                        18.24%              17.33%
Risk-based capital                                                  46.81%              45.89%

Asset Quality Ratios:
Allowance for loan losses as a percent of
   total gross loans                                                 0.32%               0.31%
Allowance for loan losses as a percent of
   nonperforming loans                                             665.02%                 N/A
Net charge-offs to average outstanding
   loans during the period                                           0.00%               0.00%
Nonperforming loans as a percent of
   total loans                                                       0.05%               0.00%
Nonperforming assets as a percent of
   total assets                                                      0.03%               0.00%

Other Data:
Number of:
   Real estate loans outstanding                                    2,257               2,318
   Deposit accounts                                                34,219              35,518
   Full service customer service facilities                            10                  10

________________________________
(1)    Performance ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities.